Exhibit 23.5

Zurich, 31 May 2024

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Pre-Effective Amendment No. 2 to the Registration Statement on Form F-3 (No. 333-278934) and related prospectus of UBS AG for the registration of debt securities and to the incorporation by reference therein of our reports dated 27 March 2024, with respect to the consolidated financial statements of UBS AG, and the effectiveness of internal control over financial reporting of UBS AG, included in its Annual Report (Form 20-F) for the year ended 31 December 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Ltd